UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2009

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2009, the Compensation Committee (“Committee”) of the Board of Directors of Compuware Corporation (the “Company”) approved a discretionary grant as of December 7, 2009, the date of approval by the independent members of the Board of Directors of the grant to the Chief Executive Officer, of performance units to the Chief Executive Officer, Peter Karmanos, Jr., and the Chief Financial Officer, Laura L. Fournier, pursuant to the Company’s 2007 Long Term Incentive Plan (“Plan”).  The grants were made in accordance with the terms of the Plan and performance unit award agreements to be filed with the Company’s next Form 10-Q.

The performance units shall vest if the recipient continues to be employed by the Company and upon the earlier to occur of one of the following conditions: (1) Covisint Corporation (“Covisint”), a wholly owned subsidiary of the Company, attaining total organic revenue on a US GAAP basis exceeding $150 million for any period of four consecutive completed calendar quarters prior to August 26, 2015 (the “Revenue Condition”); or (2) upon the closing date of an initial public offering of Covisint common stock on or prior to August 26, 2015 (the “IPO Condition”).  The performance units also vest upon the recipient’s death, disability or a change in control of the Company.  If the performance units become vested, Mr. Karmanos would receive 281,690 shares of Company common stock and Ms. Fournier would receive 140,845 shares of Company common stock (in each case, subject to adjustment in accordance with the terms of the Plan).  The units may not be settled in cash. Although the documentation relating to the grants contemplates grants of 281,690 and 140,845 performance units for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the Revenue Condition and a separate grant of 281,690 and 140,845 performance units for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the IPO Condition, the grant agreements provide that the Committee reserves the right to reduce or eliminate the recipient’s right to shares of common stock subject to the performance units at any time on or before vesting.  The Committee intends to cancel one such grant if the other becomes vested so that the number of shares issued upon vesting of the performance units does not exceed 281,690 and 140,845 shares for Mr. Karmanos and Ms. Fournier, respectively.

If not previously vested, the performance units will also be cancelled on the earlier of (i) the recipient ceasing to be employed by the Company; (ii) the date on which a change in control of Covisint occurs; or (iii) August 26, 2015; provided, that the Committee may cause the units not to terminate in the event the recipient ceases to be employed by the Company due to death or disability.

Prior to vesting, the performance units will have dividend equivalent rights as to 281,690 and 140,845 shares for Mr. Karmanos and Ms. Fournier, respectively, but no voting rights.  The performance units are not transferable by the recipient except by will, the laws of descent and distribution, or with the Committee’s consent in accordance with Section 10.3 of the Plan.

On December 4, 2009, the Committee also approved a discretionary grant as of December 7, 2009, the date of approval by the independent members of the Board of Directors of the grant to the Chief Executive Officer, of 100,450 performance units to the Chief Operating Officer, Robert C. Paul, pursuant to the Plan.  The grant was made in accordance with the terms of the Plan and a performance unit award agreement to be filed with the Company’s next Form 10-Q.

The performance units shall vest on August 26, 2015 if the recipient continues to be employed by the Company and the Revenue Condition is satisfied.  The performance units also vest upon the recipient’s death, disability or a change in control of the Company.  Upon vesting, Mr. Paul will receive one share of Company common stock for each performance unit.  The units may not be settled in cash.

If not previously vested, the performance units granted to Mr. Paul shall be canceled upon the earlier of (i) the closing date of an initial public offering of Covisint common stock occurring on or before August 25, 2015; (ii) the recipient ceasing to be employed by the Company; (iii) the date on which a change in control of Covisint occurs; or (iv) August 26, 2015; provided, that the Committee may cause the units not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Prior to vesting, the performance units will have dividend equivalent rights but no voting rights.  The performance units are not transferable by the recipient except by will, the laws of descent and distribution, or with the Committee’s consent in accordance with Section 10.3 of the Plan.

In recognition of Mr. Paul’s prior tenure as CEO of Covisint and in recognition of his on-going management of Covisint as a subsidiary of the Company, on December 4, 2009 the Committee approved a grant to Mr. Paul of options to purchase 20,500 shares of Covisint common stock to be made by the Covisint Board of Directors on December 7, 2009 under the Covisint Corporation 2009 Long Term Incentive Plan (“Covisint Plan”) and in accordance with the terms of a stock option agreement to be filed with the Company’s next Form 10-Q. The exercise price of the options is $52.00 per share, which is equal to the fair market value per share of the Covisint common stock on the date of grant as determined in accordance with the Covisint Plan, and may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint Plan.

The stock options shall vest upon the closing date of an initial public offering of Covisint common stock or a change in control of Covisint and, if vested, will remain exercisable until August 25, 2019 unless cancelled or terminated pursuant to the terms of the option agreement and related plan.  As a result, the options will not vest if the Company performance units granted concurrently vest, and such performance units will not vest if the Covisint options vest.

The stock options shall be canceled on August 25, 2015, however, if the initial public offering of Covisint common stock does not occur on or before August 25, 2015.  The options will also terminate upon the termination of Mr. Paul’s employment or a change in control of the Company.  Following termination of employment by the Company without cause or by Mr. Paul, if the options have vested, Mr. Paul would have the right to exercise for up to 30 days after termination.  If his employment is terminated for cause, his right to exercise terminates immediately.  If his employment terminates due to death or disability, the options may be exercised for 12 months after termination.  In no event may exercise of the options occur after August 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

December 11, 2009	COMPUWARE CORPORATION

	By:	/s/ Laura L. Fournier

Laura L. Fournier
Executive Vice President
Chief Financial Officer